Exhibit 10.01

Contacts:	Entrx Corporation
Kenneth W. Brimmer, Chairman
Wayne Mills, Chief Executive Officer
(612) 333-0614

Zamba Corporation
Michael H. Carrel
Chief Financial Officer and Executive Vice President
(952) 844-3113
mcarrel@ZAMBAsolutions.com

FINAL RELEASE

ZAMBA AND ENTRX COMPLETE FINANCING

Zamba Obtains $2.5M from Entrx and Other Sources,

Significantly Strengthens Balance Sheet, and is Positioned for Profitability

MINNEAPOLIS – February 26, 2003 - ZAMBA Corporation (OTC BB: ZMBA) and Entrx Corporation (Nasdaq: ENTX) announced today that Zamba achieved the second milestone defined in the Loan Agreement between Entrx and Zamba, dated November 5, 2002, and has received the remaining $1.5 million of the total loan of $2.5 million.  The balance of the $1.5 million was provided in equal amounts by Entrx and another investor group introduced to Zamba by Entrx.  The companies previously announced on December 24, 2002, that Zamba had met the milestones for the October 1 through November 30 time period.

“Over the past two quarters, we have had two primary financial objectives,” said Michael Carrel, Chief Financial Officer of Zamba.  “These were to establish financial runway and position the company for profitability.  We have made a great deal of progress in both areas.  Specifically, we have:

•                  Raised over $4.5 million since July 1, 2002;

•                  Negotiated our release from substantially all of our large lease agreements, eliminating over $11 million worth of long-term obligations.  As a result of these agreements and other cost-reduction actions we have taken over the past twenty-four months, our quarterly cost structure has decreased approximately 83%, from approximately $12.9 million in the first quarter of 2001 to an estimated $2.9 million in the first quarter of 2003.  At our new cost structure, we believe that profitability is on the horizon; and

•                  Decreased our operating loss from over $3.0 million in the second quarter of 2002 to less than $400,000 in the fourth quarter of 2002.

With this $2.5 million in financing, our improved operational results, and our debt reduction, we have established much greater financial stability.  This strengthening of our balance sheet will enable us to focus even more energy and attention to our core business – that of becoming a premier customer-care services company.”

Under the November 25, 2002 Loan Agreement, Entrx advanced $1,000,000 to Zamba on November 5, 2002.  Entrx was to advance an additional $1.5 million to Zamba in two installments of $750,000 each, due on December 15, 2002 and February 15, 2003, so long as, among other things, Zamba’s losses from operations did not exceed $515,000 for the two-month period ending November 30, 2002 for the first installment, and $807,000 for the four-month period ending January 31, 2003 for the second installment.  Zamba exceeded these expectations and reported to Entrx an unaudited net loss from operations during those periods of $256,699 and $357,180 respectively.

The loan was collateralized by 833,333 shares of Series A Preferred Stock of NextNet Wireless, Inc. (“NextNet”) which are owned by Zamba, each share of which is convertible into three shares of the common stock of NextNet.  The loan was not repayable by Zamba in cash, but if Entrx fully funded the $2.5 million on schedule, Entrx had an option to convert the principal balance of the loan into either ownership of 20% of the outstanding common stock of Zamba, or into 416,667 shares of the Series A Preferred Stock of NextNet at $6.00 per share ($2.00 per equivalent common share), and an option to purchase an additional 250,000 shares of NextNet Preferred Stock at $6.00 per share.  NextNet, a privately-held Delaware corporation with offices in Minneapolis, Minnesota, is in the business of providing broadband wireless systems for the delivery of high-speed wireless internet access.

Since the first installment of $750,000 was not paid on the December 15, 2002 scheduled due date, and $750,000 of the $1.5 million was advanced to Zamba by a third party, Entrx and Zamba entered into an amendment to the Loan Agreement on February 19, 2003, which provides that Entrx no longer has the option to convert the loan into ownership of Zamba, or to acquire 250,000 shares of NextNet Preferred Stock for $6.00 per share.  Entrx’s only recourse is, therefore, to convert its $1,750,000 loan balance plus accrued interest of $6,889 into 292,815 shares of NextNet Preferred Stock or an equivalent of 878,444 shares of NextNet common stock.

About Entrx Corporation

Entrx Corporation (formerly Metalclad Corporation) with offices at 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota 55402, is primarily engaged in providing insulation services through its California subsidiary, Metalclad Insulation Corporation.

About ZAMBA Solutions

ZAMBA Solutions is a premier customer care services company.  We help our clients be more successful in: acquiring, servicing, and retaining their customers.  Having served over 300 clients, ZAMBA is focused exclusively on customer-centric services by leveraging best practices and best-in-class technology to enable insightful, consistent interactions across all customer touchpoints. Based on the Company's expertise and experience, ZAMBA has created an end-to-end CRM Blueprint - a framework of interdependent processes and technologies that addresses each aspect of customer care, including strategy, analytics and marketing, contact center, content and commerce, field sales, field service and enterprise integration.

ZAMBA's clients have included ADC, Aether Systems, Best Buy, Canon ITS, GE Medical Systems, Enbridge Services, Hertz, General Mills, Microsoft Great Plains, Northrop Grumman, Symbol Technologies, Towers Perrin, Union Bank of California, and Volkswagen of America. The company has offices in Minneapolis, San Jose and Toronto. For more information, contact ZAMBA at www.ZAMBAsolutions.com or (800) 677-9783.

Safe Harbor Statement

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statements.  Factors that impact such forward looking statements include, among others, whether Entrx derives any value from its acquisition of NextNet shares; whether Zamba will be capable of growing revenue that would be sufficient to enable it to achieve profitability at its current cost structure, whether the $2.5 million in financing will provide Zamba with sufficient financial stability to enable it to rebuild its business and focus on its core business activities, and whether such efforts will prove to be successful, and Zamba will ever achieve profitability.